Exhibit h(12)

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Funds	Maximum Annual Operating Expense Limit

BBH Intermediate Municipal Bond Fund	0.65% for Class N Shares

BBH Intermediate Municipal Bond Fund	0.50% for Class I Shares

BBH Limited Duration Fund	0.35% for Class N Shares

BBH Income Fund	0.50% for Class I Shares

BBH Income Fund	0.70% for Class N Shares

BBH Select Series – Large Cap Fund	0.80% for Class I Shares

BBH Select Series – Large Cap Fund	0.80% for Retail Class Shares

BBH Select Series – Mid Cap Fund	0.90% for Class I Shares

BBH Select Series – Mid Cap Fund	0.90% for Retail Class Shares

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